Exhibit 4.1
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
VELOCITY ENERGY INC.

A Delaware Corporation

Pursuant to Section 151 of the
Delaware General Corporation Law

Velocity Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were duly adopted on February 9, 2009, by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by Article IV of the Certificate of Incorporation of the Corporation, there is hereby established a series of authorized preferred stock of the Corporation having a par value of $0.001 per share (the "Preferred Stock"), which series shall be designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock") and shall consist of twenty million (20,000,000) shares;

RESOLVED FURTHER, that the relative rights and preferences of the shares of the Series A Preferred Stock of the Corporation shall be as follows:

1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as "Series A Convertible Preferred Stock". The authorized number of shares of Series A Preferred Stock shall be 20,000,000 shares.

2. Conversion Price.  The holders of shares of Series A Preferred Stock shall have the right to convert each share of Series A Preferred Stock into one share of common stock, par value $0.001 per share ("Common Stock") of the Corporation at a price equal to $1.20 per share of Common Stock.

3. Dividends. Except as provided herein, the holders of the Series A Preferred Stock shall not be entitled to receive cash, stock or other property, as dividends, except if declared by the Board of Directors of the Corporation. Series A Preferred Stock shall not participate in any dividend declared with respect to the Common Stock.

4. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation the sum of $0.001 per share (the "Liquidation Rate") before any payment or distribution shall be made on any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock.

(a) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all the property and assets of the Corporation shall be deemed a dissolution, liquidation or winding up of the Corporation for purposes of this Paragraph 4, but the merger, consolidation, or other combination of the Corporation into or with any other corporation, or the merger, consolidation, or other combination of any other corporation into or with the Corporation, shall not be deemed a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this Paragraph 4. As used herein, the "merger, consolidation, or other combination" shall include, without limitation, a forward or reverse triangular merger, or stock exchange of the Corporation and any of its subsidiaries with any other corporation.

(b) After the payment to the holders of shares of the Series A Preferred Stock of the full preferential amounts fixed by this Paragraph 4 for shares of the Series A Preferred Stock, the holders of the Series A Preferred Stock as such shall have no right to claim to any of the remaining assets of the Corporation.

(c) In the event the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock upon dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Paragraph 4, no distribution shall be made on account of any shares of a class or series of capital stock of the Corporation ranking on a parity with the shares of Series A Preferred Stock, if any, upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series A Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

5. Preferred Status. The rights of the shares of the Common Stock shall be subject to the preferences and relative rights of the shares of the Series A Preferred Stock. Without the prior written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred Stock, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the shares of the Series A Preferred Stock in respect of the preferences as to distributions and payments upon the Liquidation, dissolution and winding up of the Corporation described in Paragraph 4 above.

6. Vote to Change the Terms of the Series A Preferred Stock.   Without the prior written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred Stock, the Corporation shall not amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock.

7. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of the Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Corporation's discretion, by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

8. Voting. Series A Preferred Stock shall not have voting rights.

9. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares of Series A Preferred Stock shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock, as applicable which the Corporation shall be authorized to issue. Any such shares of Series A Preferred Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series A Preferred Stock.

10. Registered Holders. A holder of Series A Preferred Stock registered on the Corporation's stock transfer books as the owner of shares of Series A Preferred Stock, as applicable, shall be treated as the owner of such shares of all purposes. All notices and all payments required to be mailed to a holder of shares of Series A Preferred Stock shall be mailed to such holder's registered address on the Corporation's stock transfer books, and all dividends and redemption payments to a holder of Series A Preferred Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at such holder's registered address on the Corporation's stock transfer books.

11. Certain Remedies. Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as may be amended) from time to time is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such right, preference or limitation (including, without limitation, the dividend rate) shall be enforced to the maximum extent permitted by law and all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

14. Ranking. The Series A Preferred Stock shall rank, as to rights upon liquidation, dissolution or winding up, pari passu to each other and shall rank senior and prior to (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock, as applicable.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock effective as of March 2, 2009.

Velocity Energy Inc.

By:   /s/ Donald E. Vandenberg
Name: Donald E. Vandenberg
Title:  Chief Executive Officer